Exhibit 10.39

Respironics, Inc. Performance Bonus Program Summary

The Company’s Performance Bonus Program is designed primarily to give eligible associates an opportunity to share in the collective success of the Company. Executive Officers participate in this program and are eligible to receive a specified percentage (of up to 50%, with the exception of certain Executive Officers that can receive up to 70%) of their base pay as an annual bonus contingent on pre-established financial criteria. The criteria for this bonus is a combination of both the financial performance of the Company’s divisions, individually, and the Company as a whole, with the weighting of division and Company performance varying based on the Executive Officer’s primary job responsibilities. If the Company does not achieve 100% of its annual net income per share plan, no bonus is payable for the portion of the bonus that is based on Company performance. Performance bonuses are generally paid within 90 days after the end of each fiscal year.